EXHIBIT 4.1

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Description of Common Stock

The following is a summary of the material terms of the common stock for Werner Enterprises, Inc. (the “Company”), which are our only securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is based upon our Restated Articles of Incorporation (“Articles of Incorporation”), our Revised and Restated By-Laws, as amended (“By-Laws”), and applicable provisions of law. The summary is subject to and qualified in its entirety by reference to the Articles of Incorporation and By-Laws, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. This summary is not meant to be a complete description. For more information, please refer to our Articles of Incorporation and By-Laws.

General

The Company's entire authorized capital stock consists of 200,000,000 shares of Common Stock, $0.01 par value (the "Common Stock"). The holders of Common Stock are entitled to one vote for each share held by them and to cumulate votes in the election of directors. The holders of Common Stock are entitled to dividends and other distributions as and when declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of the Company, the holder of each share of Common Stock would be entitled to share pro rata in the distribution of the Company's assets available therefor. The holders of Common Stock are not entitled to preemptive rights to purchase Common Stock of the Company. Shares of Common Stock of the Company are not subject to any redemption provisions and are not convertible into any other security or other property of the Company. No share of Common Stock is subject to any further call or assessment. All shares of outstanding Common Stock are fully paid and nonassessable. The Company's Common Stock is listed on The Nasdaq Stock Market, LLC under the symbol “WERN.”

The transfer agent and registrar for our Common Stock is Equiniti Trust Company, St. Paul, Minnesota.